LETTER HEAD OF OTTO LAW GROUP, PLLC

                                                November ___, 2004

TechAlt, Inc.
3311 N. Kennicott Ave., Suite A
Arlington Heights, IL 60004

            Re: Form SB-2 Registration Statement Relating to the Sale of 34,277,028 Shares of Common Stock

Gentlemen:

         We have acted as counsel to TechAlt, Inc., a Nevada corporation ("TechAlt") in connection with the registration for resale on the Form SB-2 Registration Statement of 34,277,028 Shares of Common Stock (the "Registration Statement") consisting of (i) an aggregate of 130% of the 8,000,000 shares of common stock underlying TechAlt's Series A Preferred Stock issuable pursuant to the Securities Purchase Agreements ("SPA") and Additional Investment Rights between the Company and certain investors on or around August 24, 2004 (the "Financing Documents"); (ii) an aggregate of 130% of the 8,000,000 shares of common stock issuable upon exercise of Warrants and Additional Warrants between the Company and certain investors on or around August 24, 2004; (iii) an aggregate of 130% of the 800,000 shares of common stock underlying TechAlt's Series A Preferred Stock issuable in connection with commitments to invest pursuant to the terms of the SPA by certain additional investors ("Additional Investors:"); (iv) an aggregate of 130% of the 800,000 shares of common stock issuable upon exercise of Warrants in connection with commitments to invest pursuant to the terms of the SPA by the Additional Investors; (v) an aggregate of 130% of the 6,551,560 shares of common stock issuable to Paul Masanek upon
(i) exercise of Warrants to purchase 750,000 shares of common stock, (ii) conversion of that certain $1,125,000 Secured Convertible Promissory Note, and
(iii) issuance of 4,676,560 shares of the common stock of the Company in connection with the Company's contemplated merger with Technology Alternatives, Inc.; (vi) 840,000 shares of common stock issuable in connection with the Financial Advisory and Investment Banking Agreement with Sunrise Securities Corp. ("Sunrise"); (vii) shares of common stock issuable to Sunrise upon exercise of Warrants to purchase 800,000 shares of common stock; (viii) 240,000 shares of common stock issuable upon consummation of the Public Relations Retainer Agreement with Sunrise; and (ix) 1,000,000 shares of common stock issuable upon the consummation of the Public Relations Retainer Agreement with Sunrise and the exercise provisions thereof (the "Securities").

         In connection with the foregoing, we have examined certain records and proceedings of TechAlt, including the originals, photocopies, certified copies or other evidences of proceedings taken in connection with the authorization and issuance of the Securities described above. In such examination we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents. Based upon the foregoing, we are of the opinion that when the Securities are sold as contemplated by the Registration Statement and the exhibits thereto, the Securities will be validly issued, fully paid and nonassessable.

         We hereby consent to being named in the Registration Statement and in the prospectus constituting a part thereof, as amended from time to time, as issuer's counsel and the attorneys who will pass upon legal matters in connection with the issuance or registration of the Securities, and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          THE OTTO LAW GROUP, PLLC


                                          /s/ The Otto Law Group, PLLC